Consent of Independent Registered Public Accounting Firm

The Board of Directors
American National Insurance Company:

We consent to the use of our reports included herein with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of American National Insurance Company and subsidiaries as of December 31, 2009 and 2008, and related supplementary schedules for each of the years in the three-year period ended December 31, 2009 and the financial statements and related financial highlights of American National Variable Life Separate Account as of December 31, 2009 for each of the periods indicated herein and to the reference to our firm under the heading “Experts” in the Statement of Additional Information in connection with registration on Form N-6.

Houston, Texas
April 30, 2010